Exhibit 99.(d-4)

AMENDMENT TO SCHEDULE I

OF THE INVESTMENT ADVISORY AGREEMENT

Pursuant to the Investment Advisory Agreement (the “Agreement”) dated January 17, 2007, by and between The Alger Portfolios, and Fred Alger Management, Inc., as amended, the parties agree to amend the Agreement effective January 1, 2018 as follows:

1.              Schedule I of the Agreement is hereby deleted in its entirety and replaced with Schedule I as attached and incorporated by reference to this Amendment.

2.              Except as provided herein, the terms and conditions contained in the Agreement shall remain in full force and effect.  Capitalized terms herein that are not defined shall have the meanings ascribed to them in the Agreement.

IN WITNESS WHEREOF, the parties by their duly authorized officers, have caused this Agreement to be executed as of the date first written above.

THE ALGER PORTFOLIOS		FRED ALGER MANAGEMENT, INC.

By:	/s/ Tina Payne	By:	/s/ Tina Payne
Name:	Tina Payne	Name:	Tina Payne
Title:	Secretary	Title:	Senior Vice President

SCHEDULE I

Name of Portfolio	Annual Fee as a Percentage of Average Daily Net Assets	Reapproval Date

Alger Small Cap Growth Portfolio	.81% for assets up to $1 billion; .75% for assets in excess of $1 billion	October 31, 2018

Alger Mid Cap Growth Portfolio	.76% for assets up to $1 billion; .70% for assets in excess of $1 billion	October 31, 2018

Alger Large Cap Growth Portfolio	.71% for assets up to $1 billion; .60% for assets in excess of $1 billion	October 31, 2018

Alger Growth & Income Portfolio	.50%	October 31, 2018

Alger Capital Appreciation Portfolio

.81% for assets up to $2 billion; .65% for assets between $2 billion and $3 billion; .60% for assets between $3 billion and $4 billion; .55% for assets between $4 billion and $5 billion; .45% for assets in excess of $5 billion

October 31, 2018

Alger Balanced Portfolio	.71% for assets up to $1 billion; .55% for assets in excess of $1 billion	October 31, 2018

Alger SMid Cap Focus Portfolio	.81% for assets up to $1 billion; .75% for assets in excess of $1 billion	October 31, 2018